Exhibit 10.9

[***]	Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into effective as of May 29, 2020 (the “Effective Date”), by and between:

(i) BARC (TOCA) LIMITED, a private limited company incorporated and registered in England and Wales with company number 05246427 whose registered office is at Thruxton Motor Racing Circuit, Thruxton, Andover, SP11 8PN (“Licensor”), and

(ii) MOTORSPORT GAMING US LLC, a Florida limited liability company whose registered office is at 5972 NE 4th Avenue, Miami, Florida 33137, U.S.A. (“Licensee”).

Licensor and Licensee are hereinafter referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS:

A. Licensor has the exclusive right to exploit, license and sub-license the Licensed IP during the Term (as defined below);

B. Licensee manufactures, develops, operates, markets, publicizes and distributes Products (as defined below); and

C. Licensee desires to develop certain Products using and/or bearing, subject to the terms and conditions set forth in this Agreement, the Licensed IP.

NOW, THEREFORE, in consideration of the obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License Grant; Royalty; Payment Schedules.

1.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee:

(a) an exclusive, worldwide license to use during the Term (as defined in Section 6.1 of this Agreement) the Licensed IP for the Products, including the Products’ development, manufacturing, marketing, publicity, advertisement, promotion, distribution, publicizing, broadcasting, streaming, making available and/or selling worldwide, continued commercial exploitation of the Products, including the right to use, modify and improve the Products developed using the Licensed IP;

(b) For the purposes of this Agreement:

“Championship” means the British Touring Car Championship during the Term being a motorsport championship staged and promoted by the Licensor under license from the Royal Automobile Club Motor Sport Association Limited (“Motorsport UK”).

“Licensed IP” means collectively the “British Touring Car Championship,” “BTCC” and (inso far only as this is included in the title of the Championship) title sponsor logos (including the logos set forth on Annex A attached to this Agreement), the title “British Touring Car Championship,” and “BTCC” together with the right to incorporate in its representation of the Championship within the Products the following in so far as they relate to and form part of the Championship during the relevant year and are clearly used in that context: races, tracks, compounds, technical requirements, teams, race formats, race reports, race standings, other statistics, lap records, race grids, trophies, drivers, components, racing physics, tournament structures, racing conditions, artwork (including in digital form), events, copyrights, trade dress, names, likenesses, primary and special paint schemes, vehicle designs, visual representations, helmets, uniforms, photographs and accessories and their respective non-English language equivalents or permutations thereof, together with such other logos, expressions, marks, themes, races, tracks, compounds, technical requirements, teams, race formats, race reports, race standings, race grids, trophies, drivers, components, racing physics, tournament structures, artwork (including in digital form), events, copyrights, trade dress, names, likenesses, primary and special paint schemes, vehicle designs, visual representations, helmets, uniforms, photographs and accessories as the Licensor may develop from time to time during the Term as part of the Championship.

“Products” means collectively the motorsports and/or racing (including, without limitation, simulation style) video gaming products relating to, themed as or containing the Championship on Sony PlayStation, Microsoft Xbox, PC, iPhone, Android and other mobile applications and other new generation formats, Esports series related to and/or themed as or containing the Championship and related features, including, without limitation, Esports events, platforms (including Licensee’s Esports web platform), content, reports, standings, competitions, tournaments, campaigns, promotions, video and/or gaming reenactments, “highlight” creation and distribution of big moments from Championship races.

“Esports” shall mean a form of multiplayer competition using video games, primarily between competitive gamers that includes the ability to perform in front of an audience, whether through an online platform, broadcasted on television, or at a physical event.

“Sell Off Period” has the meaning set out in Section 6.5.

1.2 The Parties agree that Licensee’s use of Licensed IP hereunder, including the goodwill arising from such use, shall inure to the benefit of Licensor, and Licensee shall have no right whatsoever to Licensed IP (except the limited license rights as specifically set forth herein). Licensee agrees:

(a) to not use Licensed IP except as specifically set forth herein;

(b) to not affix or include any other third-party logos or marks without the Licensor’s prior written consent (which shall not be unreasonably withheld or delayed);

(c) to include a notice that the Product is produced under license and copyright notice in a form agreed by the Licensor (such agreement not to be unreasonably withheld or delayed);

(d) not begin to manufacture, permit a sub licensee to begin manufacture or sell or distribute any Product without obtaining the Licensor’s approval in respect of the initial concept and for the samples of the Product in accordance with Section 5 and otherwise complying with the obligations under Section 5.

1.3 Licensee shall not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor’s right, title, and interest respecting Licensed IP. Licensee shall not in any manner represent that it has any ownership in Licensed IP, and Licensee acknowledges that its use and development of Licensed IP shall not create in Licensee’s favor any right, title, or interest in or to Licensed IP.

1.4 The Licensee undertakes to ensure that its advertising, marketing and promotion of Products shall incorporate the title of the Championship and shall in no way reduce or diminish the reputation, image and prestige of the Licensor, the sponsors of the Licensor, Motorsport UK, the Licensed IP or the Championship (including the teams, drivers and/or driver, team and venue sponsors involved with the Championship from time to time).

1.5 Licensee shall not pledge its rights to Licensed IP as security for any of Licensee’s debts or any other purpose, or allow any third party to have rights in Licensed IP or rights related to this Agreement without the prior written consent of Licensor and (in the case of sub licensees) in accordance with Section 1.6 below.

1.6 The Licensee shall have the right to grant sub-licenses of the Licensed IP for the Products provided that:

(a) the Licensee obtains the prior written consent of the Licensor;

(b) the Licensee shall ensure that the terms of any sub-license are in writing and are substantially the same as the terms of this Agreement (except that the sub licensee shall not have the right to sub-licence its rights) and the Licensee shall provide the Licensor with a copy of the sub-license for approval before signing it;

(c) all sub licenses granted shall terminate automatically on termination or expiry of this Agreement;

(d) the Licensee shall be liable for all acts and omissions of any sub licensee and shall indemnify the Licensor against all costs, expenses, claims, loss or damage incurred or suffered by the Licensor, or for which the Licensor may become liable (including any economic loss or other loss of profits, business or goodwill), arising out of any act or omission of any sub licensee, including any product liability claim relating to Licensed Products manufactured, supplied or put into use by the sub-licensee; and

(e) any sub licensee shall first enter into a supplemental agreement direct with the Licensor in a form satisfactory to the Licensor.

1.7 As consideration for the license set forth in this Agreement, Licensee shall pay Licensor a fee (“the Initial Fee”) of U.S. [***] (which amount is guaranteed and non refundable) and beginning from the earlier of (i) 60 days after the release of the products in accordance with Section 2.1(a) and (ii) the date that is two years after the Effective Date an annual (for each 12-month period of the Term) royalty (the “Royalty”) in the amount of the higher of:

(a) U.S. [***] per each 12-month period of the Term (the “Minimum Guaranteed Annual Payment”) which amount is guaranteed and is non-refundable; and

(b) the amount equal to (i) [***] of Adjusted Gross Annual Sales (as defined below) of physical boxed video games Products themed as or containing Licensed IP together with (ii) [***] of Adjusted Gross Annual Sales of digitally sold and distributed video games Products themed as or containing Licensed IP and accompanying content and game add-ons associated with the Licensed IP.

“Adjusted Gross Annual Sales” means, with respect to a Product, the dollar amount of gross sales of such Product during an applicable 12-month period less the aggregate dollar amount of all reasonable Distribution Fees properly and necessarily incurred in and directly attributable to such sales of the Products, all provisions and discounts reasonably granted for the Products provided these are granted on an arms-length basis.Where the Licensee has granted any sub licence pursuant to Section 1.6 the Licensee shall include in its royalty payments, payments in respect of all sales of the Products carried out by or on behalf of the sub licensee and shall include records of such activities in the records it keeps and the statements it submits to the Licensor in accordance with this Agreement.

“Distribution Fees” means platform holder fees and boxed fees but shall not include expenses related to the general overhead expenses of the Licensee, or (unless expressly agreed in writing by the Licensor) any charges or fees payable to any associated or connected company or company within the same group as the Licensee. Any increase to Distribution Fees above a cap of 30% of the wholesale price of the Products shall be subject to the prior agreement of the Licensor PROVIDED that no consent shall be necessary in relation to an increase in third party platform fees that is imposed on an arms length basis and is necessarily incurred for the Products, subject to the Licensor promptly receiving prior notification and full details of any such increase.

1.8 The Licensee shall not distribute the Products other than by way of arms-length sales. Any promotional give away of Products or discounted sales and bundling shall be limited to an amount agreed in writing by the Licensor (such agreement not to be unreasonably withheld or delayed).

1.9 All payments made by the Licensee under this Agreement are exclusive of VAT or other sales tax, which if payable shall be payable to the Licensor in addition. All royalties shall be paid free and clear of all deductions and withholdings unless such deduction or withholding is required by law. If any deduction or withholding is required by law the Licensee shall pay to the Licensor such sum as will, after the deduction or withholding has been made, leave the Licensor with the same amount as it would have been entitled to receive in the absence of any requirement to make a deduction or withholding.

1.10 With respect to the Initial Fee, the first U.S. [***] installment of the fee for that period shall be payable seven (7) days after the Effective Date and the balance (i.e., U.S. [***]) shall be payable on the earlier of:

(i) 60 days after the release of the Products in accordance with Section 2.1(a); and

(ii) The date that is two years from the Effective Date.

1.11 For each subsequent 12-month period of the Term, Licensee shall pay Licensor the Royalty as follows:

(a) the entire Minimum Guaranteed Annual Payment for such period (i.e., U.S. [***]) shall be payable on the last business day of September in each such 12-month period of the Term), and

(b) to the extent the Royalty calculated pursuant to Section 1.7 of this Agreement for any 12- months period of the Term exceeds the Minimum Guaranteed Annual Payment related to the applicable 12-month period of the Term that has already been paid by Licensee to Licensor, the amount of such excess shall be payable to the Licensor within sixty (60) days of the end of each 12 month period of the Term.

1.12 Payments details:

(a)	All payments shall be remitted by Licensee to Licensor to:

[OMITTED]
Sort Code: [OMITTED]
Account Number: [OMITTED]
Account Name: [OMITTED]

IBAN: [OMITTED]
41 SWIFTBIC: [OMITTED]

and for the purpose clarification, all payments shall be made in United States Dollars.

1.13 At the same time as payment of the Royalty falls due (including upon termination and during any Sell off Period under Section 6.5), the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such Royalty payable, and in particular:

(a) the period for which the Royalty was calculated;

(b) the number of Products sold or distributed during that period;

(c) the number of Products manufactured during that period but not yet sold or distributed;

(d) the gross sales price of each Product sold during the period, together with any returns, with details and evidence of any deductions which have been made from the gross price appended;

(e) the amount of royalties due and payable or which would, but for any recoupment of the Minimum Guaranteed Annual Payment, have been payable;

(f) the amount of any withholding or other income taxes deductible or due to be deducted from the amount of royalties due and payable; and

(g) any other particulars the Licensor may reasonably require.

1.14 The Licensee acknowledges that for the purpose of calculating the Royalty due to the Licensor any Distribution Fees or other deductions from the gross sales shall be invalid unless the Licensee has provided documentary evidence of them to the satisfaction of the Licensor

1.15 In the event of any delay in paying any sum due under this Agreement by the due date, and in addition and without prejudice to the exercise of any other remedy of the Licensor, the Licensee shall pay to the Licensor interest (calculated on a daily basis and compounded monthly) on the overdue payment from the date such payment was due to the date of actual payment at a rate of 2% over the base lending rate of Barclays Bank PLC from time to time.

1.16 The Licensee shall keep proper records and books of account in accordance with generally accepted accounting principles with respect to all transactions relating to this Agreement. Such records and books shall be kept separate from any records and books not relating solely to the Products and be open during normal business hours to inspection and audit by the Licensor (or its authorized representative), who shall be entitled to take copies of or extracts from the same. Such right of inspection of the Licensor shall remain in effect for a period of three years after the termination or expiry of this Agreement. If an inspection or audit should reveal a discrepancy in the Royalty paid from those payable under this agreement the Licensee shall immediately make up the shortfall, with interest calculated under Section 1.15, and reimburse the Licensor in respect of any professional charges incurred for such audit or inspection.

1.17 the Licensor may require the Licensee at any time during the Term or within three years of termination or expiry of this Agreement, by a request in writing, to provide it, within 30 days, at the Licensee’s expense, with a detailed statement by an independent certified public accountant showing the number, description, gross sale price, deductions and Adjusted Gross Annual Sales of the Products sold by the Licensee up to the date of the request, and any further sums found due shall be paid immediately with interest calculated under Section 1.15.

2. Release of Products and Additional Deliverable.

2.1 The Licensee shall:

(a) release and start to sell the Products to the general public in the UK within two years of the Effective Date, such Products to have been approved by the Licensor in accordance with clause 5 and otherwise to meet the requirements of this Agreement. If the Licensee fails to meet this requirement then the Licensor shall have the right to terminate this Agreement in whole or in part in accordance with Section 6.2(b); and

(b) Use all reasonable endeavors to promote and expand the supply of Products throughout the Territory on the maximum possible scale and shall provide such advertising and publicity as may reasonably be expected to bring the Products to the attention of as many potential purchasers as possible.

2.2 Not later than the date that is 30 days after the release of the Products for sale to general public, Licensee shall make available to Licensor aggregate 200 copies of the video games branded with the Licensed IP and using the Licensed IP content free of charge (such 200 copies to be divided equally across the three platform, PlayStation, Xbox and PC; the Licensor shall use at least 50% of such copies to supply BTCC teams and drivers).

3. Maintenance and Renewals. Licensor may seek registration of Licensed IP, and Licensee shall (at Licensor’s cost) provide reasonable assistance to Licensor such as providing specimens of use of trademarks, copyright deposits, and reasonably cooperating with Licensor to register Licensed IP.

4. Enforcement. Licensee shall reasonably promptly inform Licensor in writing of any potential infringement relating to Licensed IP after becoming aware of any such potential infringement. Should Licensor believe that a third party is infringing Licensed IP, Licensor shall make a reasonable determination as to whether to not to file suit or any other type of action or proceeding against that third party. Should Licensor file suit or another type of action, Licensor may join Licensee as a party to such suit or action and Licensee shall provide reasonable assistance to Licensor in any such action but shall not be obliged to incur any third party costs in so doing.

5. Quality Control.

5.1 The Licensee shall ensure that the Products and all packaging:

(a)	comply with all applicable law, rules, regulations, safety standards and codes of practice;

(b)	are of a quality and standard equal to good industry standard;

(c)	are not defective in terms of workmanship, materials or otherwise.

5.2 The Licensee shall provide the Licensor for each Product and its packaging provide to the Licensor for the Licensor’s prior written approval (such approval not to be unreasonably withheld or delayed):

(a)	The initial concept;

(b)	if the initial concept is approved, one pre-production sample with packaging; and

(c)	a final production sample of the Product with packaging.

For the avoidance of doubt any approval given by the Licensor shall not constitute a waiver of the rights of the Licensor or the Licensee’s obligations and duties under this Agreement.

5.3 If the initial concept or samples provided under Section 5.2 are not approved by the Licensor the Licensee shall make such modifications as may reasonably be required by the Licensor and re submit such samples to the Licensor for its approval (such approval not to be unreasonably withheld or delayed). The Licensee shall not materially alter or amend the Product or its packaging that are approved for production by the Licensor pursuant to this Section 5 without first obtaining the written approval of the Licensor in accordance with Section 5.2.

5.4 The Licensee shall on the Licensor’s request provide the Licensor with details of any complaints it has received in relation to the Products together with a report on the steps taken or being taken to resolve and fully address such complaints. Any complaints raising or potentially raising any issue of safety shall be reported to the Licensor (without a request from the Licensor being necessary) within ten working days of receipt. The Licensee shall comply with any reasonable directions given by the Licensor in respect of such complaints.

5.5 Licensor and its duly authorized representative(s) shall have the right, during normal business hours upon reasonable advance notice, to inspect any facility, storage, warehousing, vehicle, ship, aircraft, goods, supplies, and anything else used in connection with Licensed IP by Licensee in order for Licensor to monitor the quality of the Products being provided by Licensee and to ensure that the quality of the Products is of the required standard and consistent with the samples provided. Upon Licensor’s written request, Licensee shall grant Licensor access to individuals or organizations served by Licensee in order for Licensor to monitor use of Licensed IP accordance with the quality standards and other requirements of this Agreement. If Licensor notifies Licensee in writing of the disapproval of the quality of Products provided by Licensee in connection with Licensed IP or any misuse of Licensed IP, Licensee shall take prompt steps as reasonably required by the Licensor to improve such quality and/or to remedy trademark use.

5.6 Licensee acknowledges and agrees:

(a) that it will use Licensed IP properly as determined by the applicable U.S. and United Kingdom trademark laws;

(b) that the exercise of the licence and worldwide rights granted to the Licensee under this agreement is subject to all applicable laws, enactments, regulations and other similar instruments, and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

5.7 In order to promote the Products the Licensee may display so far as is reasonably required to advertize and establish a link to the Products, Licensed IP on the Licensee’s and/or the Licensee distributors’ and/or retailers’, websites, on-line or physical publications, streaming services, game covers of the digitally downloaded games or game add-ons, esports platforms or social media platforms and/or networking sites. The Licensor may agree from time to time to the Licensee producing a limited amount of merchandize clearly branded with the Products in order to promote and advertise the Products, the cost of such merchandize shall be borne by the Licensee and shall not be deductible from any Royalty payable to the Licensor. An additional royalty shall be paid (in an agreed amount) to the Licensor for any Product merchandize that is sold.

6. Term; Termination.

6.1 “Term” means the period starting on the Effective Date and ending on 31st December 2026. In the event that the Licensor’s agreement with Motorsport UK to promote the Championship is extended the Licensor shall notify the Licensee of the possibility of an extension of this Agreement, any such extension to be agreed between the Parties, acting reasonably, which discussions shall (unless otherwise agreed in writing by the Parties) take place no later than 31st March 2026.

6.2 Licensor may terminate this Agreement and revoke the license to Licensed IP in whole or in part immediately on written notice if Licensee:

(a) files for bankruptcy protection or suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts, or suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(b) breaches Section 2.1(a) or 2.1(b);

(c) fails to pay Licensor the Royalty owed under this Agreement within thirty (30) days of when it becomes due under the terms of this Agreement;

(d) if the Licensee commits a breach of any other term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a reasonable period of time not exceeding 30 days after being notified in writing to do so.

Where a breach is capable of remedy, the Licensee will work diligently and in good faith to ensure that any deficiencies are remedied within a reasonable period of time (not exceeding 30 days from notification of breach). In the event the deficiencies cannot be remedied after such good faith effort, Licensor shall have the additional right which may be exercised by it in its absolute and sole discretion that instead of terminating this Agreement it may terminate this Agreement in part and prohibit Licensee’s use of the Licensed IP in connection with the portion of the Products not in compliance with this Agreement. In such a termination of part Sections 6.3, 6.4, 6.5, 6.6 and 6.7 shall apply to the part of the Agreement (or section of Products) that is terminated.

6.3 On the effective date of termination of this Agreement pursuant to Sections 6.2:

(a) Licensee shall cease manufacturing or producing the Products and using the Licensed IP content.

(b) Licensee’s license to use the Licensed IP for any new Products development or manufacturing any new Products shall terminate.

(c) Licensee shall not use the Licensed IP for any products manufactured or produced after the effective date of such termination.

(d) all outstanding Royalty payable and other sums payable by the Licensee to the Licensor including any payments constituting the Initial Fee and the Minimum Guaranteed Annual Payment shall immediately become due and payable;

(e) the Licensee shall return promptly to the Licensor at the Licensee’s expense all records and copies of Licensed IP in its possession relating to the Products and all records and copies of any information of a confidential nature communicated to it by the Licensor;

(f) if no Sell Off Period applies in accordance with Section 6.5 within 90 days of the date of termination the Licensee shall destroy all Products remaining in the Licensee’s possession or control on the date of termination.

6.4 Sixty days before the expiration of this Agreement and again within ten days of the termination or expiration of this Agreement (as applicable) the Licensee shall provide the Licensor with a statement of the number and description of the Products in the Licensee’s possession or control (including for the avoidance of doubt those held by sub licensees) (“Final Statement”).

6.5 Sell Off Period: On termination of this Agreement other than by reason of termination by the Licensor for the Licensee’s breach, the Licensee shall for the Sell Off Period, have the right to dispose of all stocks of Products in its possession or control and all Products in the course of manufacture at the date of termination or expiry (even if not yet marketed, publicized, streamed, distributed or sold) prior to the effective date of termination of this Agreement provided that:

(a) All Initial Fee, Royalty, Minimum Guaranteed Annual Payments and other sums due to the Licensor under the Agreement have been paid in full and relevant statements provided to the Licensor to the Licensor’s satisfaction; and

(b) A Royalty shall be payable at the rates set out in Section 1.7(b) in respect of Products disposed of during the Sell Off Period as if such stocks were supplied at or before the date of termination, provided that Royalties earned during the Sell Off Period shall not be set against the Minimum Guaranteed Annual Payment. Such Royalty shall be paid within 90 days of the end of the Sell Off Period with the relevant statement provided in accordance with Section 1.13;

(c) The Licensee has provided the Licensee with a Final Statement in accordance with Section 6.4;

(d) The Licensee shall within 90 days of expiry of the Sell Off Period destroy any Products remaining in the Licensee’s possession or control (as reconciled against the Final Statement and the numbers of Products disposed of during the Sell Off Period) and shall provide a certificate of destruction to that effect.

“Sell Off Period” means the period beginning on the date of termination or expiry and ending on the date that is the earlier of:

(i)	180 days after termination or;

(ii)	31st December 2026.

6.6 Any provision of this Agreement that expressly or by implication is intended to come into or to continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.

6.7 Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

7. Liability, Indemnity and Insurance

7.1 To the fullest extent permitted by law, the Licensor shall not be liable to the Licensee for any costs, expenses, loss or damage (whether direct, indirect or consequential and whether economic or other) arising from the Licensee’s exercise of the rights granted to it under this Agreement save that the Licensor shall indemnify Licensee for costs, expenses losses or damages directly arising from the licensor’s breach of the warranties set forth in Section 8.2.

7.2 The Licensee shall indemnify the Licensor against all liabilities, costs, expenses, damages and losses (including and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Licensor arising out of or in connection with the Licensee’s exercise of the rights granted to it under this Agreement:

(a) the Licensee’s exercise of the rights granted to it under this Agreement;

(b) the Licensee’s breach or negligent performance or non-performance of this Agreement, including any product liability claim relating to the Products manufactured, supplied or put into use by the Licensee;

(c) the enforcement of this Agreement; and

(d) any claim made against the Licensor by a third party for death, personal injury or damage to property arising out of or in connection with defective Products.

7.3 An indemnity given by a Party (“the Indemnifying Party”) to the other (“the Indemnified Party”) shall not apply to any liabilities, costs, expenses, damages or losses incurred by the Indemnified Party as a result of any material breach by the Indemnified Party of any term of this Agreement, or any act of negligence or wilful misconduct by the Indemnified Party.

7.4 The Licensee shall, at its expense, carry product liability and comprehensive general liability insurance coverage of an amount adequate to support its liabilities under this Agreement. The Licensee shall ensure that such insurance policy names the Licensor as co-insured with the Licensee and remains in effect throughout the duration of this agreement and for a period of three years after termination or expiry of the Agreement, and shall supply the Licensor with a copy of such policy on request.

8. Warranties.

8.1 Each Party represents and warrants that it:

(a) is a limited company or a limited liability company (as applicable) duly organized and existing in the jurisdiction in which it is organized;

(b) has taken all necessary company action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) has duly executed and delivered this Agreement which, in turn, constitutes a legal, valid, binding obligation, enforceable against such Party.

8.2 Licensor represents and warrants to Licensee that (a) Licensor is appointed as the sole and exclusive promoter of the Championship (including the right to exploit the Licensed IP in order to promote and commercially exploit the Championship); (b) Licensor has as of the Effective Date and shall have at all times during the Term the sole and exclusive right to grant the rights licensed in respect of the Championship under this Agreement; and (c) the Licensor has not at the date of this Agreement received any notification that the use of the Licensed IP by Licensee as contemplated by this Agreement would infringe, violate, or otherwise misappropriate the intellectual property rights of any third party. It is expressly accepted that save for the warranties in this Section 8.2 and such warranties as may not be excluded by law, no warranties are given by the Licensor and all warranties express or implied, statutory or otherwise are excluded.

9. Governing Law; Dispute Resolution.

9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without applying any choice of law provisions of the State of Florida or any other jurisdiction.

9.2 Each of the Parties hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal courts of the United States of America located in Miami-Dade County, Florida or, if such federal courts do not have jurisdiction, to the courts of the State of Florida located in Miami-Dade County, Florida for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. certified mail to the Party’s respective address set forth in this Agreement shall be effective service of process for any litigation brought against the Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the United States of America or the State of Florida, in each case located in the Miami-Dade County, Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such litigation brought in any such court has been brought in an inconvenient forum.

9.3 Each of the Parties irrevocably agrees and acknowledges that any judgment (whether issued by a court, arbitrator or other person or entity) which one Party may have against the other Party, and all other monetary claims which one Party may have against the other Party, may be enforced in any jurisdiction (whether in the United States, the United Kingdom or other jurisdiction) in which the Party subject to the monetary obligation has assets.

10. General Provisions.

10.1 Each Party undertakes that it shall not at any time during and within five years of the expiry or termination of this Agreement, disclose to any person any confidential information concerning the business, affairs, customers, sponsors, or suppliers of the other Party, except as permitted by Section 10.2.

10.2 Each Party may disclose the other Party’s confidential information:

(a) To its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out the Party’s obligations or rights under this Agreement provided that each Party shall procure that such persons to whom it discloses confidential information shall keep such information confidential as if were a party to this Agreement;

(b) As may be required by law, a court of competent jurisdiction or any government or regulatory authority.

10.3 No Party shall use any other Party’s confidential information other than to perform its obligations under this Agreement. For the avoidance of doubt the Licensor is permitted to publicize its involvement with the Licensee and the Products.

10.4 Any notice, demand, or communication required or permitted to be given to a Party by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) delivered personally, (ii) sent by facsimile or email set forth below, provided that a confirmation copy is also sent personally or by mail within 24 hours or (iii) sent by registered or certified mail, postage prepaid, addressed to the Party at the address set forth in the introductory paragraph on page 1 of this Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given on the date on which the same was personally delivered, on the date on which the notice was transmitted by facsimile and/or email or, if sent by registered or certified mail, three (3) days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. The inability to deliver any such notice because of a changed mailing address or facsimile, of which no notice was given, or because of the rejection or refusal to accept such notice, shall be deemed to be the effective receipt of the notice as of the date of such inability to deliver, rejection, or refusal to accept. Notice may be given by counsel or an agent for a Party.

10.5 No waiver of any breach of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

10.6 If any term, provision or section of this Agreement shall be found to be unenforceable, that term, provision, or section shall be stricken from this Agreement and shall not affect the validity or enforceability of the remaining terms, provisions and sections of this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as enforceable.

10.7 Each Party shall execute such documents and shall give further assurances as shall be reasonably necessary or desirable to perform its obligations hereunder.

10.8 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.9 This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided herein, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

10.10 Except as may be expressly set forth to the contrary herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties (and their affiliates) with respect to the subject matter hereof. This Agreement may be amended only in writing signed by the Parties.

10.11 Except as may be expressly set forth to the contrary herein, representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and the Agreement will not be construed as conferring, and is not intended to confer, any rights on any other persons or entities.

10.12 The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy shall not preclude or waive any other right or remedy. The rights and remedies in this Agreement are given in addition to any other rights or remedies that the Parties may have by law, statute, ordinance or otherwise.

10.13 The headings in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intents of this Agreement or any provisions herein.

10.14 The Recitals to this Agreement are hereby incorporated into this Agreement by reference.

10.15 The Parties agree that this Agreement was jointly developed and prepared and shall not be construed for or against either Party by reason of the physical preparation of this Agreement.

10.16 The Parties agree that, if a duly authorized representative of one Party signs this Agreement and transmits such Agreement to the other Party via facsimile or email transmission, and a duly authorized representative of the other Party then signs such transmission, then this Agreement shall have been validly executed by both Parties. In such case, the fully signed document and the facsimile or pdf of such document (bearing all signatures and transmitted to the Party that originally signed such document), shall be deemed original documents.

10.17 The Parties to this Agreement are not partners or joint ventures. This Agreement shall not constitute any Party the legal representative or agent of the other, nor shall any Party or any affiliate of any Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Party solely by virtue of this Agreement.

10.18 Licensor and Licensee shall pay their own respective legal fees incurred in negotiating and preparing this Agreement.

11. Joint Preparation/Independent Counsel.

11.1 This Agreement shall be considered, for all purposes, as having been prepared through the joint efforts of the Parties to this Agreement. No presumption shall apply in favor of or against any Party in the interpretation of this Agreement or any such other agreement or instrument, or in the resolution of any ambiguity of any provision hereof or thereof, based on the preparation, substitution, submission, or other event of negotiation, drafting or execution hereof or thereof.

11.2 Each Party to this Agreement understands and acknowledges that each of them is entitled to and has been afforded the opportunity to consult legal and tax counsel of its choice regarding the terms, conditions and legal effects of this Agreement as well as the advisability and propriety thereof. Each Party to this Agreement further understands and acknowledges that having so consulted with legal and tax counsel of its choosing, such Party hereby waives any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim resulting from this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

LICENSOR:
BARC (TOCA) LIMITED

By:	/s/ Alan Gow
Name:	Alan Gow
Title:	Chief Executive Officer

LICENSEE:

MOTORSPORT GAMING US LLC

By:	/s/ Stephen Hood
Name:	Stephen Hood
Title:	President

Annex A